Exhibit 14

The E. W. Scripps Company
Code of Business Conduct and Ethics
for the Chief Executive Officer and Senior Financial Officers

A.     Introduction

This Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers (“Code”) requires that The E. W. Scripps Company’s (“Scripps”) chief executive officer, chief financial officer, controller and other senior financial officers adhere to and advocate that the principles and responsibilities identified in Section C govern their professional and ethical conduct.

Those who violate the standards in the Code will be subject to disciplinary action up to and including the ending of their employment and may also be subject to civil and criminal penalties.

B.     Adoption Date

The Audit Committee of Scripps board of directors adopted this Code on October 28, 2003. The Nominating and Governance committee of the Scripps Board of Directors reviews this Code on an annual basis and has revised this Code on February 24, 2020 and again on February 15, 2023.

C.     Principles and Responsibilities

1.Senior Financial Officers shall act with honesty and integrity and shall avoid actual or perceived conflicts of interest in their personal and professional relationships. Senior Financial Officers shall disclose to the appropriate person (as identified in Section D of this Code) any material transaction or relationship that reasonably could be expected to give rise to such a conflict or perception of a conflict.
2.Senior Financial Officers shall provide information that is full, fair, accurate, timely, and understandable in all periodic reports and disclosures to the U. S. Securities and Exchange Commission and all other constituents.
3.Senior Financial Officers shall comply with the rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.
4.Senior Financial Officers shall act in good faith, responsibly, with due care, competence, and diligence. They shall not misrepresent material facts or allow their independent judgments to be subordinated.
5.Senior Financial Officers shall respect the confidentiality of information acquired in the course of their work except when authorized or otherwise legally obligated to disclose. They shall not use confidential information acquired in the course of their work for personal advantage or share such information with third parties.
6.Senior Financial Officers shall proactively promote ethical behavior as a responsible partner among peers, in the work environment, and the community.
7.Senior Financial Officers shall act responsibly in their use of and control over all assets and resources.
D.     Reporting of material transactions or relationships that reasonably could be expected to give rise to a conflict of interest or other violation of this Code.

Senior Financial Officers are encouraged to promptly talk to supervisors, human resources business partner, chief ethics officer or other appropriate personnel about observed and/or reported illegal or unethical behavior and when in doubt about the best course of action in a particular situation. Scripps prohibits retaliation against anyone who, in good faith,
Revised February 14, 2024

reports misconduct by others or who participates in an investigation of such behavior. Senior Financial Officers are expected to cooperate in internal investigations of misconduct.

Compliance steps to keep in mind:

1.Make sure you have all the facts.
2.Discuss the issue with your supervisor, human resources business partner, chief ethics officer or another appropriate manager.
3.Seek help from Scripps resources. In the rare cases where it may not be appropriate to discuss an issue with your supervisor or where you do not feel comfortable approaching your supervisor with your question, discuss the matter locally with another member of management. If that is not appropriate, contact Dan Perschke, Senior Vice President, Controller, at 513/898-4050; Tamera Hylton, Senior Vice President, Deputy General Counsel and Chief Ethics Officer, at 404/561-7567; Mark Koors, Senior Vice President, Audit and Compliance, 513/977-3930: or David M. Giles, Chief Legal Officer, at 513/977-3891.
4.If for any reason you are unable to use Scripps resources, Senior Financial Officers are encouraged to utilize either the EthicsPoint Internet portal or a toll-free telephone number as reporting vehicles. The Company has contracted with Navex, Inc, which operates EthicsPoint, a web portal that offers an anonymous reporting solution for employees and non-employees. The telephone number is 888/397-4911 and the website is www.ethicspoint.com. The anonymous company-monitored Ethics hotline is 513/977-3886. These anonymous reporting vehicles are offered so that employees have a confidential method to report a situation that maybe in violation of Scripps policies or local or federal law or regulations. Use of these vehicles can assure access to the Scripps Board of Directors through its Audit Committee or Nominating and Governance Committee.
E.     Compliance with the Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers

Scripps chief executive officer, chief financial officer and other senior financial officers are required at least annually to review this Code. Annually, such persons are required to sign a compliance statement reflecting their conformity with this Code.

F.     Waivers of the Code

Any waiver of this Code may be made only by the Scripps Board of Directors or a board committee and will be promptly disclosed as required by law or stock exchange rules.

I have received a copy of The E.W. Scripps Company Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers (“Code”). I have read and understand the principles and responsibilities of the Code and will comply with them at all times.
Receipt Acknowledged By:

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